EXHIBIT 99

FOR RELEASE 5:00 p.m. July 25, 2005

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
(540) 342-2265

VALLEY BANK ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER

ROANOKE, VIRGINIA. July 25, 2005 — Roanoke-based Valley Bank, a wholly owned subsidiary of Valley Financial Corporation, announced today the retirement of A. Wayne Lewis effective July 31, 2005. Mr. Lewis, a Roanoke native, has been Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company and the Bank since 1996. Prior thereto, he was an organizer, Senior Vice President and Chief Operating Officer of the Company and the Bank since their inception in 1994. He is also a director and member of various board committees of the Company and the Bank. Prior to the organization of Valley Bank, he was Executive Vice President and Corporate Secretary of Dominion Bankshares Corporation and Dominion Bank, N.A., where he accumulated thirty-one years of banking experience. Lewis holds a B.B.A degree from Roanoke College, and is a graduate of the Virginia Bankers Association School of Bank Management at the University of Virginia and the American Bankers Association Stonier Graduate School of Banking at Rutgers University. He has been a director of the Virginia Association of Community Banks and chairman of its Services Committee, and a long-time member of the Chief Financial Officer Committee of the Virginia Bankers Association. Lewis is a member of the American Society of Corporate Secretaries and has been active in a number of Roanoke civic, cultural and charitable organizations.

Ellis L. Gutshall, President and Chief Executive Officer of Valley Bank, stated “Valley Bank would not be here today if it were not for the initial vision and determination of Wayne Lewis, who with George W. Logan, planted the original seeds that eventually led to the bank’s formation in 1994 and subsequent opening in May of 1995. During the past 10 years, Wayne’s leadership has helped the bank grow to $425 Million in assets while producing over $40 Million in increased market capitalization from the Initial Public Offering of $9.6 Million.”

Mr. Lewis will continue to be a director of both Valley Financial Corporation and Valley Bank and will be a member of several key committees of the Board.

On July 21, 2005 the Company’s board of Directors appointed Ms. Kimberly Burch Snyder as the Company’s Senior Vice President and Chief Financial Officer succeeding the retiring Mr. Lewis effective August 1, 2005. Ms. Snyder joined the Company on May 2, 2005 as its Vice President of Finance. Prior to joining the Company, Ms. Snyder was employed from December 1999 through December 2004 at the Egg Factory, LLC, a privately held company headquartered in Roanoke, VA. Prior to leaving the Egg Factory, she was Vice President of Finance and was responsible for all aspects of the financial operations of the Egg Factory and its seven subsidiaries, including accounting, financial management, internal controls, cash management, budgeting and forecasting, and financial reporting.

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road, 3850 Keagy Road and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem and 1003 Hardy Road in the Town of Vinton. The bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded over the counter under the symbol VYFC, and is quoted on the OTC Bulletin Board, an electronic quotation and trade reporting service of the National Association of Securities Dealers.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.